MERGER AGREEMENT


      This MERGER AGREEMENT ("Agreement") is entered into as of August 16, 1996, by and between PRAEGITZER INDUSTRIES, INC., an Oregon corporation ("Praegitzer"); TREND CIRCUITS, INC., a California corporation ("Trend"); and DANIEL J. BARNETT, MICHAEL E. GUNION, WILLIAM LEWIS, SCOTT R. STEWARD, and ROBERT J. VERSIACKAS, who among them hold all of the outstanding shares of Trend (together, the "Shareholders").

                                  RECITALS

      A. The Boards of Directors of Trend and Praegitzer believe that it is in the best interest of each corporation and its shareholders to consummate the merger of Trend with and into Praegitzer pursuant to the applicable provisions of the California Corporations Code (the "CCC") and the Oregon Business Corporation Act (the "OBCA") and on the terms and conditions of this Agreement (the "Merger") and the Plan of Merger attached hereto as Exhibit A (the "Plan of Merger").

      B. It is intended that the Merger qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                                 AGREEMENT
                                 ---------

                                 ARTICLE 1

                                 THE MERGER

      1.1 General. At the Effective Time (as defined in Section 1.2 below), in accordance with the terms and subject to the conditions of this Agreement and the Plan of Merger, and pursuant to the OBCA and the CCC, Trend shall be merged with and into Praegitzer, and all outstanding shares of the capital stock of Trend shall be converted into shares of the capital stock of Praegitzer and cash pursuant to Section 1.5(a), in a transaction qualifying as a tax-free reorganization under Section 368(a)(1)(A) of the Code. Immediately after the Merger, Praegitzer shall continue as the surviving corporation.

      1.2 Effective Time. At or before the Closing (as defined in Section 1.9), Praegitzer and Trend shall execute the Plan of Merger and Articles of Merger, which shall be filed with the Secretaries of State of the States of Oregon and California on the Closing Date (as defined in Section 1.9) or as soon thereafter as practicable. The Merger shall become effective when the Plan of Merger and Articles of Merger are duly filed with the Secretary of State of the State of Oregon (the "Effective Time").


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      1.3  Effect of Merger. At the Effective Time, Trend shall be merged with and into Praegitzer in the manner and with the effect provided by the OBCA and the CCC, the separate corporate existence of Trend shall cease, and thereupon Praegitzer and Trend shall be a single corporation subject to the Second Amended and Restated Articles of Incorporation (the "Articles") and Bylaws of Praegitzer.

      1.4  Conversion of Shares.

           (a) Trend. At the Effective Time, by reason of the Merger and without any action by Praegitzer, Trend, or any Shareholder, all of the shares of common stock of Trend issued and outstanding immediately before the Effective Time ("Trend Common Stock") shall be converted into (i) One Million (1,000,000) shares of common stock of Praegitzer ("Praegitzer Common Stock"), and (ii) the right to receive cash payments totaling Five Million Dollars ($5,000,000) from Praegitzer.

           (b) Praegitzer. Each share of Praegitzer Common Stock outstanding before the Effective Time shall remain outstanding after the Effective Time without change.

           (c) No Fractional Shares. No fractional shares shall be issued pursuant to this Agreement. Any fractional amount resulting from conversion as described above shall be rounded up, if in excess of one-half a share, or down, if one-half a share or less, to the nearest full share.

           (d)  Transferability of Praegitzer Common Stock.

                (i) Approval by Oregon State Regulator. Praegitzer has applied for a hearing under ORS 59.095 before the Director of the Department of Consumer and Business Affairs of the State of Oregon (the "Director") on the fairness of the terms and conditions of the Merger. If the Director approves the terms and conditions of the Merger, giving rise to an exemption pursuant to Section 3(a)(10) from registration under the Securities Act of 1933 (the "1933 Act") for the Praegitzer Common Stock, then the shares of Praegitzer issued pursuant to Section 1.5 shall be fully transferable, subject to the provisions of Rule 144 and Rule 145 under the 1933 Act, and the Shareholders shall not have any registration rights pursuant to
      Section 1.5(d)(ii).

                (ii) Registration Rights. At the Closing, if Praegitzer has not obtained the approval described in Section 1.5(d)(ii), Praegitzer and the Shareholders shall enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit C granting the Shareholders the right to cause Praegitzer to register such shares for public resale under the federal securities laws.

      1.5 Certificates. At the Closing, each Shareholder shall deliver and surrender for cancellation the voting trust certificate or certificates representing his shares of Trend Common Stock designated on Schedule 1.5 and the Trend Trustee under the Voting Trust Agreement (as


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such terms are defined in Section 2.1(b)) shall deliver and surrender for cancellation the certificate or certificates representing all shares of Trend Common Stock designated on Schedule 1.5. Immediately after the Effective Time, and on surrender of any such certificate or certificates, Praegitzer shall cause its transfer agent to deliver to each such Shareholder a certificate or certificates representing the number of shares of Praegitzer Common Stock, designated on Schedule 1.5, into which such shares of Trend Common Stock shall have been converted pursuant to Section 1.4(a). If any certificate for shares of Praegitzer Common Stock is to be issued in a name other than that in which the certificate for Trend Common Stock surrendered in exchange therefor is registered, the certificate so surrendered must be properly endorsed and otherwise in proper form for transfer.

      1.6 Payment. Immediately after the Effective Time and on surrender by each Shareholder at the Closing of a certificate or certificates representing his shares of Trend Common Stock, Praegitzer shall pay to each such Shareholder by cashier's check or wire transfer, in next day funds, an amount equal to the cash into which such Shareholder's Trend Common Stock shall have been converted, as listed on Schedule 1.5.

      1.7 Assumption of Shareholder Liabilities. As additional consideration to the Shareholders for the tender of their shares of Trend Common Stock in the Merger, Praegitzer shall assume as of the Closing and pay according to their terms the liability of each Shareholder under any guarantees of obligations of Trend listed on Schedule 1.7. Praegitzer shall use commercially reasonable efforts before and after the Closing to obtain releases of the Shareholders from such guarantees. However, Praegitzer shall not be required to accelerate repayment of any such obligations that bear material prepayment penalties.

      1.8 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich, 400 Hamilton Avenue, Palo Alto, California, before the close of business on the later of (i) the day after all of the conditions to the Closing set forth in Article 5 of this Agreement have been satisfied or waived or (ii) August 26, 1996, or at such other date, time, and place as the parties may agree (the "Closing Date").

      1.9 Subsequent Actions. At any time after the Effective Time, the officers and directors of Praegitzer are authorized to take and do, on behalf of Praegitzer and Trend, or otherwise, all such other actions and things, including without limitation to execute and deliver any documents in the name of Trend or otherwise, that are needed or desirable to vest, perfect, or confirm in Praegitzer its right, title, and interest, to or under any of the rights, properties, or assets of Trend acquired or to be acquired by Praegitzer as a result of, or in connection with, the Merger or otherwise to carry out the intent of this Agreement.

                                 ARTICLE 2

                       REPRESENTATIONS AND WARRANTIES


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      2.1  Representations and Warranties of Trend. Trend hereby represents and warrants to Praegitzer as follows, except as set forth otherwise in the letter delivered by Trend to Praegitzer with this Agreement (the
"Exceptions Letter"):

           (a) Organization and Status. Trend is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and corporate authority to own, operate, and lease its assets and properties and to carry on its business as it is now conducted. Trend is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased, or operated, or the business conducted by it require such qualification except where the failure to be so qualified would not have a material adverse effect on its business or financial condition. Trend has given Praegitzer complete and accurate copies of its Articles of Incorporation and Bylaws, each as amended to the date of this Agreement.

           (b) Capitalization. Trend has authorized capital stock consisting solely of 10,000 shares of Class A common stock ("Trend Common Stock") and 10,000 shares of nonvoting Class B common stock ("Class B Stock"). On the date of this Agreement, 3,609 shares of Trend Common Stock are outstanding and no shares of Class B Stock are outstanding. All outstanding shares of Trend Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable. No shares of capital stock of Trend have been issued in violation of or are subject to any preemptive or similar rights granted to any former or existing shareholder pursuant to law, its Articles of Incorporation or Bylaws, or otherwise. Other than pursuant to this Agreement or as set forth on Schedule 2.1(b) of the Exceptions Letter, (i) there is no subscription, option, warrant, call, right, agreement, or commitment granted or issued by or binding on Trend
(A) relating to the issuance, sale, delivery, voting, transfer, ownership, or other rights to or affecting any shares of capital stock of Trend or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for shares of its capital stock except as set forth in that certain Voting Trust and First Refusal Agreement dated March 31, 1996, a copy of which Trend has previously given to Praegitzer (the "Voting Trust Agreement"), all of which rights have been waived or (B) relating to the payment of amounts measured by changes in the value or price of any capital stock of Trend, and (ii) Trend has no obligation of any kind to issue any additional securities. Trend has no outstanding obligation to repurchase, redeem, or otherwise acquire any of its outstanding shares of capital stock. Schedule 2.1(b) of the Exceptions Letter lists all of the record shareholders of Trend as of the date hereof, the number of shares of Trend Common Stock held of record by each, and the percentage of the shares of all Trend Common Stock outstanding represented by the shares so held. The Trend Circuits Voting Trust and First Refusal Agreement dated March 31, 1996 (the "Voting Trust Agreement") is in full force and effect, Daniel J. Barnett is the trustee duly authorized to vote the shares of Trend Common Stock pursuant to the Voting Trust Agreement (the "Trend Trustee"), and all of the outstanding shares of Trend Common Stock are subject to the Voting Trust Agreement.


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
           (c) No Subsidiaries. Trend does not own, directly or indirectly, any outstanding capital stock or other ownership interest (or securities, rights, or other interests convertible into capital stock or other ownership interest) in any entity.

           (d) Authority; Authorization. Trend has full corporate power and corporate authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to carry out its obligations under this Agreement. Prior to the Closing Date, this Agreement shall have been duly and validly authorized by the Board of Directors of Trend, the Trend Trustee, and all of the Shareholders (on behalf of the Corporation), and, subject to such authorization, has been duly and validly executed and delivered by Trend, and constitutes the valid and binding obligation of Trend, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights, and except that the availability of the equitable remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding may be brought. No declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any governmental or regulatory body or authority is needed for the execution and delivery of this Agreement by Trend or the consummation by it of the transactions provided for in this Agreement, other than the filing of Articles of Merger and those that have been made or obtained or will be made or obtained before the Closing.

           (e) Non-Contravention. The execution and delivery of this Agreement by Trend and the consummation by Trend of the transactions provided for herein will not (i) conflict with the Articles of Incorporation or Bylaws of Trend or, (ii) except for consents required to be obtained in connection with this Agreement listed on Schedule 2.1(e) of the Exceptions Letter, result in any violation of or default or loss of a material benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Trend or its properties, except where such violation, default, loss of benefit, or acceleration would have no material effect on any of the business, assets, or prospects of Trend.

           (f) Financial Statements. Schedule 2.1(f) of the Exceptions Letter contains true and correct copies of (i) Trend's audited balance sheets at, and statements of income and statements of cash flows for the years ended, December 31, 1995 and 1994, including the related notes, together with the accountants' unqualified reports thereon (collectively, the "Historical Financial Statements"), and (ii) Trend's unaudited balance sheet as of June 30, 1996 (the "Current Balance Sheet") and the related statement of income and statement of cash flows for the six-month period then ended (collectively, the "Current Financial Statements"), certified by Trend's chief executive officer. The Historical Financial Statements and the Current Financial Statements are together referred to as the "Trend Financial Statements." The Trend Financial Statements, as of their respective dates, are complete and accurate and present fairly the financial condition, results of operations, and cash flows of Trend as of the dates and for the periods indicated therein in


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
accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, except to the extent that the Current Financial Statements are not accompanied by notes or are subject to normal inter-period adjustments that are not expected to be material in amount or effect, or except as otherwise indicated in the Trend Financial Statements, the notes thereto, or Schedule 2.1(f) of the Exceptions Letter.

           (g) Accounts Receivable. Schedule 2.1(g) of the Exceptions Letter contains a complete and accurate list of all of the receivables of Trend (including accounts receivable, notes receivable, and advances) that are reflected in the Current Balance Sheet or that have been billed since the date of the Current Financial Statements (collectively, the "Receivables"). All of the Receivables reflect actual bona fide transactions and arose in the ordinary course of business. The Receivables can be fully collected when due and within ninety days after the Closing, without resort to litigation and without offset, deduction, or counterclaim, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable, consistent with Trend's prior practice, as reflected in the Trend Financial Statements.

           (h) Inventories. The inventories of Trend, whether finished goods, work in process, or raw materials, shown on the Current Balance Sheet or thereafter acquired, are all items of a quality usable or saleable in the ordinary and usual course of business, except for inventory items that are obsolete or not usable or saleable in the ordinary course of business and that have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided. The values at which inventories are carried reflect an inventory valuation policy consistent with Trend's past practices and in accordance with GAAP consistently applied. The present quantities of all of Trend's inventory, taken as a whole, are reasonable and warranted in the present circumstances of its business, in accordance with its past practice.

           (i)  [INTENTIONALLY LEFT BLANK.]

           (j) Absence of Undisclosed Liabilities. Except for current liabilities incurred after June 30, 1996 in the ordinary course of business and of types and in amounts consistent with past practice and liabilities incurred in connection with this Agreement, Trend has no liability or obligation (whether absolute, accrued, contingent, or other, and whether due or to become due) that is not accrued, reserved against, or disclosed in the Trend Financial Statements.

           (k) Litigation. There is no claim, litigation, proceeding, or investigation of any kind pending or threatened by or against Trend or its officers or directors in their capacities as such, or against the properties or business of Trend. To the knowledge of Trend and each Shareholder, there is no basis for any such claim, litigation, proceeding, or investigation. There are no pending or threatened actions, proceedings, suits, investigations, or inquiries that question the validity of this Agreement or any actions to be taken pursuant to it.


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
           (l) Absence of Changes. Except as set forth on Schedule 2.1(l) of the Exceptions Letter or as contemplated in this Agreement, since June 30, 1996, Trend has not:

                (i) Adverse Changes. Suffered or been threatened with any adverse change in its business, results of operations, financial condition, properties, assets, or prospects (other than changes in its prospects that are consistent in degree and direction to changes in the prospects of the printed circuit board industry generally);

                (ii) Damage. Suffered any material damage, destruction, requisition, taking, or casualty loss, whether or not covered by insurance, of or to any of its assets or properties;

                (iii) Dividends. Declared, set aside, or paid any dividend or other distribution (whether in cash, stock, property, or any combination thereof) in respect of its capital stock, or directly or indirectly repurchased, redeemed, or otherwise acquired any shares of its capital stock, or made any other payment to or for the account of its shareholders;

                (iv) Compensation. Other than in the ordinary course of business and in amounts consistent with its past practice, increased the rate or terms of compensation payable or to become payable to any director, officer, or key employee; changed the rate or terms of any bonus, insurance, pension, or other employee benefit plan, payment, severance or arrangement made to, for, or with any employee; paid any special bonus or remuneration; executed or amended any written employment contract; or made any change in personnel policies;

                (v) Expenditures. Entered into any agreement, commitment, or transaction (including without limitation any borrowing, capital expenditure, or capital financing; any purchase, acquisition, sale or other disposition of assets; any lease or sublease; any guaranty, assumption, or endorsement of payment or performance of any loan or obligation of another; or any amendment, modification, or termination of any existing agreement, commitment, or transaction), except agreements, commitments, or transactions in the ordinary course of business not involving more than $25,000;

                (vi) Accounting Changes. Made any change in accounting methods, principles, or practices;

                (vii) Sales of Stock. Issued or sold any capital stock or issued or granted any option, warrant, or right to purchase any capital stock or any security exercisable for the purchase of or convertible into capital stock or relating to the payment of amounts measured by changes in the value or price of any capital stock, or made any commitment to do any of the foregoing;


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
                (viii) Acquisitions and Sales. Acquired (by merger, consolidation, or acquisition of stock or assets) or sold (or otherwise disposed of) any interest in any corporation, partnership, or other business organization or division thereof;

                (ix) Articles and Bylaws. Amended its Articles of Incorporation or Bylaws;

                (x) Business Not in the Ordinary Course. Conducted any business that is outside the ordinary course of business or not substantially in the manner that it previously conducted its business;

                (xi) Liabilities. Except as disclosed on the Current Financial Statements, incurred any liability that, either individually or in total, is material to its business, results of operations, financial condition, properties, or assets;

                (xii) Encumbrances. Except as disclosed on the Current Financial Statements, encumbered or consented to the encumbrance of any of its property or assets;

                (xiii) Labor. Experienced pending or threatened labor disputes, organizational activities, or labor disturbances adversely affecting its business, financial condition, properties, assets, or prospects; or

                (xiv) Further Adverse Changes. Experienced or been threatened with any material change in its assets, liabilities, licenses, permits, or franchises, or in any agreement to which it is a party or by which it is bound, that, either individually or in the aggregate, has had or reasonably could be expected to have an adverse effect on its business or financial condition.

           (m)  Taxes.

                (i) Definition. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies, or other assessments of any kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) on or payable by Trend.

                (ii) Returns. Trend has timely filed all returns, declarations, reports, estimates, information returns, and statements ("Returns") that it is required to file under federal, state, local, or any foreign laws, and all such Returns are true, correct and


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      complete in all material respects. There are no extensions of time in effect with respect to the dates on which any Returns were or are due to be filed.

                (iii) Payment. Trend has timely paid (and until the Closing will timely pay or will establish adequate reserves for) all Taxes that are due and payable by it for all periods through Closing.

                (iv) Tax Liens. There are no liens for Taxes on the assets of Trend, except liens for Taxes not yet due.

                (v) Consents. Trend has not filed (and will not file before the Closing) any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Trend.

                (vi) Statute of Limitations; Deficiencies. Except as set forth in Schedule 2.1(m)(vi) of the Exceptions Letter, (i) either the statute of limitations for the assessment of federal income tax has expired for all federal income tax returns of Trend or such Returns have been examined by the Internal Revenue Service for all periods through December 31, 1992; (ii) either the statute of limitations for the assessment of state, local, and foreign income taxes has expired for all applicable Returns of Trend or such Returns have been examined by the appropriate tax authorities for all periods through December 31, 1989; and (iii) no deficiency for any Taxes has been proposed, asserted, or assessed against Trend that has not been resolved and paid in full.

                (vii) Waivers of Statute of Limitations. Trend has given no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

                (viii) Proceedings. No federal, state, local, or foreign audits or other administrative proceedings or court proceedings are pending or threatened with regard to any Taxes or Returns. Schedule 2.1(m)(viii) of the Exceptions Letter identifies the Returns of Trend that have been audited by any taxing authority. Trend has given Praegitzer correct and complete copies of all examination reports and statements of deficiencies against or agreed to by Trend with respect to those Returns. No issue has been raised through the date of this representation in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth on Schedule 2.1 (m)(viii) of the Exceptions Letter, no claim has ever been made by any taxing authority in a jurisdiction in which Trend does not file Returns that it is or may be subject to taxation by such jurisdiction.


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
                (ix) Tax Sharing. Trend is not a party to any tax-sharing or allocation agreement, and owes no amounts under any tax-sharing or allocation agreement.

                (x) Employee Benefit Plans. No amounts payable under any employee benefit plan described in Section 2.1(s) will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                (xi) Withholding. Trend has complied (and until the Closing will comply) in all respects with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, or 1445 of the Code or similar provisions under any foreign laws) and has, within the time and in the manner prescribed by law, withheld from wages and other amounts paid or owing to any employee, creditor, independent contractor, or any third party, and paid over to the proper government authorities, all amounts required to be so withheld and paid over.

                (xii) Affiliated Group. Trend has never been a member of an "affiliated group," within the meaning of Section 1504 of the Code.

                (xiii) Matters Pending. There are no requests for rulings, outstanding summons, subpoenas, requests for information, or notices of proposed reassessment of any property owned or leased by Trend or any other matter pending between Trend and any taxing authority.

                (xiv) Section 338 Election. Neither Trend nor any predecessor in interest of it has filed, or may be deemed to have filed, an election under Section 338 of the Code.

                (xv) Subchapter S Election. Trend has had in effect at all times since January 1, 1989, an election to be taxed under Subchapter S of the Code and has been qualified at all such times to have so elected.

                (xvi) Closing Statements. Trend has given Praegitzer all closing agreements executed pursuant to Section 7121 of the Code or any similar provision of any state law that have been entered into by or with respect to Trend.

                (xvii) Accounting Changes. Trend has not agreed, and is not required, to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in its accounting method, and has no application pending with any taxing authority requesting permission for any change in its accounting method.

                (xviii) Copies of Returns. Trend has given Praegitzer true and complete copies of all federal, state, and foreign income tax returns (together with any Revenue


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
      Agents Reports) filed by Trend for taxable years ending in and after 1989. A list of such returns is attached hereto as Schedule
      2.1(m)(xviii) of the Exceptions Letter.

           (n) Compliance With Laws. Trend has at all relevant times conducted its business in compliance with its Articles of Incorporation and Bylaws; Trend is not in violation of any applicable laws or regulations; Trend is subject to no outstanding judgment, order, writ, injunction, or decree; and Trend has not been charged with or threatened with a charge of, a violation of any applicable law or regulation except where such violation, judgment, order, writ, injunction, or decree would not have a material adverse effect on any of its business, assets, or properties.

           (o)  Property.

                (i) Trend Real Property. Schedule 2.1(o)(i) of the Exceptions Letter contains a complete and accurate list of all real property owned or leased by Trend (the "Trend Real Property"), including the dates of and parties to all leases and any amendments thereof. Except as set forth on Schedule 2.1(o)(i) of the Exceptions Letter, Trend has good and marketable title to all Trend Real Property, free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, charges, and other claims and encumbrances of any nature ("Liens").

                (ii) Trend Personal Property. Schedule 2.1(o)(ii) of the Exceptions Letter contains a list of all items of personal property owned or leased by Trend valued above $1,000 (the "Trend Personal Property"), including the dates of and parties to all leases and any amendments thereof. Except as set forth on Schedule 2.1(o)(ii) of the Exceptions Letter, Trend has good and marketable title to all Trend Personal Property, free and clear of all material Liens.

           (p) Intellectual Property. Except as set forth on Schedule 2.1(p) of the Exceptions Letter, Trend owns, or has a valid and binding license or licenses (as to all of which there are no defaults by Trend and no knowledge of defaults by others) to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property needed or used in the conduct of its business as now conducted and as proposed to be conducted (the "Trend Intellectual Property"). Trend has given Praegitzer a complete and accurate list of all issued patents, patent applications, registered trademarks and registered service marks and related applications, registered trade names, and registered copyrights owned by or licensed to Trend, and a description of any material agreements relating to Trend's acquisition of any Trend Intellectual Property, excluding object code end-user licenses granted to end-users in the ordinary course of business that permit the use of software products without the right to modify, distribute, or sublicense. Neither Trend nor, to its knowledge, any shareholder, employee, agent, or representative thereof, has distributed or disclosed confidential or proprietary information of Trend except under the terms of a confidentiality agreement. Trend owns or possesses adequate licenses or other rights to use, sell, and license or dispose of all of its Intellectual Property, and has the exclusive right to bring actions for the infringement of any Intellectual Property owned by it. Trend has good and marketable title or license rights to all of the Trend Intellectual Property owned by it and owns such property free and clear of all security interests, liens, encumbrances, claims, and rights of any kind or nature. No person or entity other than Trend has any right to market the Trend Intellectual Property, make any derivative of the Trend Intellectual Property, or make any sale of or involving any Trend Intellectual Property. Except as listed on Schedule 2.1(p) of the Exceptions Letter, there are no royalties, honoraria, fees, or other payments payable by Trend to any person or entity by reason of the ownership, use, license, sale, or disposition of the Trend Intellectual Property. The conduct of the business of Trend does not conflict with or infringe on any intellectual property rights of any other person. No claims of conflict or infringement are pending or threatened against Trend.

           (q)  Environmental Matters.

                (i) Definitions. "Environmental Law" means any federal, state, or local statute, regulation, or ordinance pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses, or other authorizations or mandates under such laws. "Hazardous Substance" means any hazardous, toxic, radioactive, or infectious substance, material, or waste as defined, listed, or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions. "Asbestos-Containing Material" means any material containing more than one percent by weight of asbestos. "Prior Property" means, for purposes of this Section 2.1(q), any real property previously owned, leased, controlled, operated, or occupied by Trend.

                (ii) Hazardous Substances. To the knowledge of Trend, no Hazardous Substance has been disposed of, spilled, leaked, or otherwise released in, on, under, or from the Trend Real Property (as defined in Section 2.1(o)) or the Prior Property. To the knowledge of Trend, no Hazardous Substance (a) is or has been used, treated, stored, generated, manufactured, or otherwise handled on the Trend Real Property, or (b) has otherwise come to be located in, on, or under the Trend Real Property. To the knowledge of Trend, no Hazardous Substance has been disposed of, spilled, leaked, or otherwise released in, on, under, or from property adjacent to or in the immediate vicinity of any of the Trend Real Property.

                (iii) Asbestos; PCBs; Underground Storage Tanks. To the knowledge of Trend, none of the buildings, structures, fixtures, or equipment on the Trend Real Property contains any Asbestos-Containing Material, urea formaldehyde foam insulation, polycholorinated biphenyls in concentrations greater than 50 parts per million (including in any electrical equipment located on the Trend Real Property), or any other Hazardous Substance that is prohibited or regulated when present in buildings, structures, fixtures or equipment. To the knowledge of Trend, there are no underground storage tanks (whether or not excluded from regulation under any Environmental Law) on the Trend Real

      Property, including underground storage tanks in use, out of service, closed, or decommissioned in place.

                (iv) Waste Disposal. To the knowledge of Trend, all wastes generated by the business of Trend are and have been properly transported off site and disposed of in compliance with all applicable Environmental Laws. To the knowledge of Trend, Trend has not arranged for the disposal or treatment of Hazardous Substances at, or has transported or arranged for transportation on behalf of itself or any third party any Hazardous Substances to, any facility listed or proposed for listing on the National Priority List ("NPL") or the Comprehensive Environmental Response, Compensation, Liability Information System list ("CERCLIS") compiled by the Environmental Protection Agency or any similar or comparable list compiled or maintained by any state or local governmental authority.

                (v) Site Lists. To the knowledge of Trend, no portion of the Trend Real Property is listed or proposed for listing on the CERCLIS or the NPL or any similar or comparable list compiled or maintained by any state or local governmental authority. Trend has received no notice, and has no knowledge of any claim that Trend is a potentially responsible party under Section 107 of the Comprehensive Environmental Response, Compensation and Liability Act or any similar or comparable state or local Environmental Law.

                (vi) Environmental Reports. Trend has disclosed and made available to Praegitzer true, complete, and correct copies or results of any reports, studies, analyses, tests, or monitoring in the possession of or initiated by Trend pertaining to the existence of Hazardous Substances and any other environmental concerns relating to any of the Trend Real Property, the Prior Property, or the business of Trend.

           (r) Labor Matters. Trend has no collective bargaining agreement with any labor union. Since January 1, 1993, there has been no strike, slowdown, picketing, or work stoppage by employees of Trend, nor has any unfair labor practice charge, complaint, or proceeding been brought against Trend. Trend has complied in all material respects with all employment laws, including, without limitation, those relating to wages, hours, collective bargaining, employment termination, occupational safety, equal opportunity and discrimination, plant closures and layoffs and notice thereof, hiring of non-U.S. citizens and the payment of social security and similar taxes. No person has asserted, and to Trend's knowledge there is no basis for any person to assert, that Trend is liable in any material amount for back wages, taxes, or penalties for failure to comply with any of the foregoing.

            (s) Employee Benefit Matters. With respect to the employees of
Trend:

                (i) Plans. Schedule 2.1(s) of the Exceptions Letter contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, maternity, supplemental unemployment benefit, profit-sharing, savings, pension, or retirement plan, program, agreement, or arrangement (collectively, the "Plans"), sponsored, maintained, contributed to, or required to be contributed to by Trend, for the benefit of any employee or former employee of Trend;

                (ii) Pension Plans. Trend currently maintains, sponsors, or contributes to (or has maintained, sponsored, or contributed to within the past five years) only those employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of Trend, that are described in Schedule 2.1(s) of the Exceptions Letter (the "Pension Plans"), and any plan that is a multi-employer plan (within the meaning of Section 3(37) of ERISA) is specifically designated as such;

                (iii) Welfare Plans. Trend now maintains, sponsors, or contributes only to the employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of Trends described in Schedule 2.1(s) of the Exceptions Letter (the "Welfare Plans"), and any plan that is a multi-employer plan (within the meaning of Section 3(37) of ERISA) is specifically designated as such;

                (iv) Accumulated Funding Deficiency. Trend has not incurred or suffered to exist any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived by the IRS, involving any Pension Plan subject to Section 412 of the Code or Part 3 of Title I(B) of ERISA, and all required installment payments have been timely made on the due date for such installments in accordance with
      Section 412(m) of the Code;

                (v) Information Regarding Plans. Trend has previously given Praegitzer true and complete copies of the following documents: a copy of each Plan (including all amendments thereto); a copy of the annual report, if required under ERISA, with respect to such Plan for the last two years; a copy of the actuarial report, if required under ERISA, with respect to such Plan for the last two years; a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan; if such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; all contracts relating to such Plan, including without limitation service provider agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and the most recent determination letter received from the IRS with respect to such Plan if it is intended to be qualified under Section 401 of the Code;

                (vi) Pension Benefit Guaranty Corporation. Neither Trend nor any affiliate of Trend as determined under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code, nor any member of an "affiliated service group" of which Trend is a member, within the meaning of Section 414(m) of the Code ("ERISA Affiliate"), has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any Pension Plan subject to Title IV of ERISA; there is currently no active filing by Trend or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Pension Plan subject to Title IV of ERISA maintained or funded, in whole or in part, by Trend or any ERISA Affiliate; neither Trend nor any ERISA Affiliate has made a complete or partial withdrawal from a multi-employer plan, as such term is defined in
      Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA);

                (vii) New Plans; Modifications. Trend has no plan or commitment, whether legally binding or not, to create any additional employee welfare benefit plan (as defined in Section 3(1) of ERISA) or employee pension benefit plan (as defined in Section 3(2) of ERISA), and has no plan or commitment to modify or change any existing Pension Plan or Welfare Plan, other than changes to comply with applicable law, that would affect any employee of Trend;

                (viii)Continuing Benefits. No Pension Plan or Welfare Plan provides death, medical, or health benefits (whether or not insured) with respect to current or former employees of Trend after any such employee's retirement or other termination of service, other than (A) benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to Section 4980B of the Code,
      (B) death benefits or retirement benefits under any Pension Plan, (C) deferred compensation benefits accrued as liabilities on the books of Trend, or (D) benefits for which the current employee (or the employee's beneficiary) bears the full cost;

                (ix) Group Health Plans. With respect to each Welfare Plan constituting a group health plan within the meaning of Section 5000(b)(1) of the Code, the provisions of Section 4980B of the Code have been complied with in all material respects;

                (x) Determinations. Each Pension Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and there is no fact or circumstance that would materially and adversely affect such qualification;

                (xi) Compliance with Law. Each Pension Plan and Welfare Plan has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code;

                (xii) Reportable Events. No reportable event (as defined in
      Section 404(3) of ERISA) for which the requirement of notice to the PBGC has not been waived has occurred; and

                (xiii)Prohibited Transactions. With respect to each Plan, no prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) that has not been exempted exists that could subject Trend to any liability or civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code. Neither Trend nor any administrator or fiduciary of any Employee Plan (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner that could subject Trend to any material liability for a breach of fiduciary duty under ERISA or any other applicable law.

          (t) Other Employee Matters. Trend is not bound by or subject to (and none of its properties is bound by or subject to) any material written or oral, express or implied, employment contract, commitment, or arrangement with any employee, including, without limitation any "golden parachute" agreement, and all employees of Trend are employees at will except as listed on Schedule 2.1(t). Except as set forth in Schedule 2.1(t) of the Exceptions Letter, Trend has no vacation, holiday, or sick leave policies or arrangements. Trend has given Praegitzer a true and correct list of all salaried employees of Trend, which list includes their salaries and any other material compensation, including compensation in the form of benefits, allowances, perquisites or otherwise (other than under any Welfare Plan and any Pension Plan), dates of employment, and positions.

           (u) Contracts and Commitments; Absence of Defaults; Violation of Agreements. Schedule 2.1(u) of the Exceptions Letter contains a list of all of the contracts or agreements to which Trend is a party or by which Trend or any of its properties is subject or bound in the following categories: notes, mortgages, deeds of trust, loan agreements, security agreements, guaranties, debentures, indentures, credit agreements, and other evidences of indebtedness with respect to any indebtedness the principal amount of which exceeds $25,000; (ii) contracts or agreements with any director, officer, or shareholder; (iii) leases of real property and leases of equipment or other personal property to Trend under which rental payments exceed $25,000 annually; (iv) letters of intent, commitments, option agreements, earnest money agreements, or other similar agreements pertaining to the lease, purchase, or sale of any real property;
(v) licenses and sublicenses material to the business of Trend; (vi) contracts or agreements providing for payments to or by Trend in excess of $25,000 annually; and (vii) any contract or agreement not falling within any of the foregoing categories but nevertheless material to the business of Trend. Except as set forth in Schedule 2.1(u) of the Exceptions Letter,
(a) the contracts and agreements listed on Schedule 2.1(u) of the Exceptions Letter are valid, binding, and enforceable in accordance with their terms, except as enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally or by the availability of equitable remedies; (b) Trend is not in default in any material way under or in violation of any provision of any such contract or agreement; (c) no third party has asserted any material claim, dispute, or controversy with Trend or withheld payments from or performance to Trend with respect to any such contract or agreement to which it is a party; and (d) Trend has received no notice or warning of alleged nonperformance or other noncompliance with respect to its obligations under any such contract or agreement or any notice that any such contract or agreement may be totally or partially terminated or suspended by the other party or parties thereto. Except as listed on
Schedule 2.1(u) of the Exceptions Letter, neither the execution and delivery of this Agreement by Trend and the Shareholders nor the consummation by it and them of the transactions contemplated hereby will conflict with, violate, result in a breach of, or constitute a default under any of the foregoing contracts, agreements, or leases or result in the creation of any lien or encumbrance on the assets of Trend.

           (v) Insurance. Schedule 2.1(v) of the Exceptions Letter contains a complete and accurate list of all insurance policies maintained by Trend covering any property or asset of, or otherwise insuring, Trend and of all deductibles with respect thereto. Except as set forth in
Schedule 2.1(v), all such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such insurance policies are sufficient to comply in all material respects with all requirements of law and agreements to which Trend is a party and provide insurance coverage for Trend's assets and operations comparable to that of companies similarly situated. Except as set forth in Schedule 2.1(v), Trend has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any insurance or with which it has carried insurance since January 1, 1993. Complete and accurate copies of all current policies and endorsements thereto have been delivered to Praegitzer.

           (w) Consents and Approvals. Except as set forth in Schedules 2.1(e) or 2.1(u) of the Exceptions Letter (which includes a list of all consents, approvals, authorizations, or filings required to be obtained or made), no consent, approval, or authorization of, or filing or registration with, any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement (other than the filing of Articles of Merger) is required for the consummation of the transactions described in this Agreement by Trend.

           (x) Brokers and Finders. Neither Trend, nor any officer, director, or employee of Trend has employed any broker, finder, or investment banker, or incurred any liability for any brokerage or investment banking fees, commissions, or finder's fees in connection with the transactions provided for in this Agreement.

           (y) Restrictive Covenants. Trend is not a party to any agreement, contract, or covenant limiting the freedom of Trend to compete in any line of business or with any person or other entity in any geographic area.

           (z) Records. The books of account, minute books, and stock records of Trend are complete and accurate in all material respects, and there has been no transaction involving the business or stock ownership of Trend or action of the Board of Directors or shareholders of Trend that should have been included therein and that has not been accurately so included. Complete and accurate copies of such books and records have been given to Praegitzer.

           (aa) Certain Interests. Except as set forth in Schedule 2.1(aa) of the Exceptions Letter, no Shareholder nor any officer or director of Trend (or any entity owned or controlled by one or more of such parties)
(i) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Trend, (ii) is indebted to Trend or (iii) has any financial interest, direct or indirect, in any supplier or customer of, or other outside business that has any transactions with, Trend. Except as set forth in Schedule 2.1(aa) of the Exceptions Letter, Trend is not indebted to any Shareholder, or any director or officer of Trend (or any entity owned or controlled by one or more of such parties), except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. Except as set forth in Schedule 2.1(aa), no payment (severance or other) will become due from Trend to any Shareholder or officer, director, or employee of Trend (or any entity owned or controlled by one or more of such parties) other than pursuant to Sections 1.6, 1.7, and 1.8 hereof, solely as a result of the consummation of the transactions provided for in this Agreement.

           (bb) Certain Payments. None of Trend, any officer or director of Trend, nor any other person or entity has, directly or indirectly, on behalf of or with respect to Trend, or the business or operations of Trend
(i) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which Trend sells or from which Trend buys products for the purpose of influencing such agent or person to buy products from or sell products to Trend; (ii) otherwise made or received any payment that was not legal to make or receive; or (iii) engaged in any transaction, maintained any bank account, or used any corporate funds or assets except for transactions, bank accounts, funds, and assets that have been and are reflected in the normally maintained books and records of Trend.

           (cc) Customers and Suppliers. Schedule 2.1(cc) of the Exceptions Letter sets forth (i) a true and correct list of the ten largest customers of Trend in terms of sales (A) in the year ended December 31, 1995 and (B) in the six months ended June 30, 1996, showing the approximate total sales to each such customer in such periods; and (ii) a true and correct list of the ten largest suppliers of Trend in terms of purchases (A) in the year ended December 31, 1995 and (B) in the six months ended June 30, 1996, showing the approximate total purchases from each such supplier in such periods. Except as set forth in Schedule 2.1(cc) of the Exceptions Letter, there has been no material adverse change in the business relationship of Trend with any customer or supplier named in Schedule 2.1(cc) of the Exceptions Letter, and Trend has no reason to believe that any such customer or supplier intends to reduce its level of commitment to Trend. Except for the customers and suppliers named in Schedule 2.1(cc) of the Exceptions Letter, no customer accounted for more than five percent of Trend's sales in the period from 12 months before June 30, 1996, and no supplier sold Trend more than five percent of the goods or services purchased by Trend in such period.

           (dd) Accuracy of Representations and Warranties. None of the representations or warranties of Trend contained in this Agreement contains or will contain any untrue statement of any material fact or omit or misstate a material fact needed to make the statements contained in this Agreement not misleading. Trend knows of no fact that has resulted or that, in its reasonable judgment may result, in any material adverse change in the business, results of operations, financial condition, properties, or assets of Trend, taken as a whole, that has not been set forth in this Agreement or otherwise disclosed to Praegitzer in writing.

      2.2 Representations and Warranties of Shareholders. Each Shareholder represents and warrants to Praegitzer, severally and not jointly, as follows:

           (a) Capacity. Such Shareholder has full power, authority, and capacity to execute and deliver this Agreement on behalf of himself and his marital community, if any, to consummate the transactions contemplated by this Agreement, and to carry out his obligations under this Agreement.

            b) Authorization. This Agreement has been duly and validly executed and delivered by each Shareholder individually, and constitutes the valid and binding obligation of each Shareholder, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights, and except that the availability of the equitable remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding may be brought. No declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any governmental or regulatory body or authority, or any other person or entity not a party to this Agreement is needed for the execution and delivery of this Agreement by such Shareholder or the consummation by him of the transactions provided for in this Agreement other than those that have been made or obtained or will be made or obtained before the Closing.

           (c) Title to Shares. Such Shareholder owns beneficially all of the outstanding Trend Shares listed opposite his name on Schedule 2.1(b) of the Exceptions Letter, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options, voting restrictions, or limitations, except as set forth in the Voting Trust Agreement, the Secured Promissory Notes dated March 31, 1996 payable to Sterling E. Walker, and Alice J. Walker, or their successors as Trustees of The Sterling E. Walker and Alice J. Walker Revocable Living Trust (the "Walker Trust") in the amounts described on Schedule 2.1(b), or as otherwise described on Schedule 2.1(b). The Voting Trust Agreement is in full force and effect, and Daniel J. Barnett is the trustee duly authorized to vote the shares of Trend Common Stock held by such Shareholder pursuant to the Voting Trust Agreement (the "Trend Trustee"). Other than pursuant to this Agreement, the Voting Trust Agreement, or as set forth on Schedule 2.1(b), there is no subscription, option, warrant, call, right, agreement, or commitment granted or issued by or binding on such Shareholder relating to the issuance, sale, delivery, voting, transfer, ownership, or other rights to or affecting any of such Shareholder's Trend Shares.

           (d) Confidential Information. Such Shareholder has not distributed or disclosed confidential or proprietary information of Trend except under the terms of a confidentiality agreement.

           (e) Certain Interests. Except as set forth in Schedule 2.1(aa) of the Exceptions Letter, such Shareholder (or any entity owned or controlled by him) (i) has no material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Trend; (ii) is not indebted to Trend and (iii) has no financial interest, direct or indirect, in any supplier or customer of, or other outside business that has any transactions with, Trend. Except as set forth in
Schedule 2.1(aa) of the Exceptions Letter, Trend is not indebted to such Shareholder (or any entity owned or controlled by him), except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. Except as set forth in Schedule 2.1(aa), no payment (severance or other) will become due from Trend to such Shareholder (or any entity owned or controlled by him) other than pursuant to Sections 1.6, 1.7, and 1.8 hereof, solely as a result of the consummation of the transactions provided for in this Agreement.

           (f) Certain Payments. Such Shareholder has not, directly or indirectly, on behalf of or with respect to Trend, or the business or operations of Trend (i) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which Trend sells or from which Trend buys products for the purpose of influencing such agent or person to buy products from or sell products to Trend; (ii) otherwise made or received any payment that was not legal to make or receive; or (iii) engaged in any transaction, maintained any bank account, or used any corporate funds or assets except for transactions, bank accounts, funds, and assets that have been and are reflected in the normally maintained books and records of Trend.

           (g) Brokers and Finders. Such Shareholder has not employed any broker, finder, or investment banker, or incurred any liability for any brokerage or investment banking fees, commissions, or finder's fees in connection with the transactions provided for in this Agreement.

           (h) Accuracy of Representations and Warranties. None of the representations or warranties of such Shareholder contained in this Agreement contains or will contain any untrue statement of any material fact or omit or misstate a material fact needed to make the statements contained in this Agreement not misleading. Such Shareholder knows of no fact that has resulted or that, in his reasonable judgment may result, in any material adverse change in the business, results of operations, financial condition, properties, or assets of Trend, taken as a whole, that has not been set forth in this Agreement or otherwise disclosed to Praegitzer in writing.

      2.3 Representations and Warranties of Praegitzer. Praegitzer hereby represents and warrants to Trend as follows:

            (a) Organization and Status. Praegitzer is a corporation duly organized and validly existing and is in good standing under the laws of the State of Oregon and has all requisite corporate power and corporate authority to own, operate, and lease its assets and properties and to carry on its business as it is now conducted and as proposed to be conducted. Praegitzer is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased, or operated, or the business conducted by it require such qualification, except where failure to be so qualified would not have a material adverse effect on its business or financial condition. Praegitzer has given Trend complete and accurate copies of its Articles and Bylaws, each as in effect on the date of this Agreement.

            (b) Capitalization. Praegitzer has authorized capital stock consisting of 50,000,000 shares of common stock and 500,000 shares of Preferred Stock ("Praegitzer Preferred Stock"). On the date of this Agreement, 11,064,875 shares of Praegitzer Common Stock are outstanding. On the date of this Agreement, options to purchase 667,000 shares of Praegitzer Common Stock under the Praegitzer 1995 Stock Incentive Plan and warrants to purchase 46,333 shares of Praegitzer Common Stock are outstanding. No shares of Preferred Stock have been designated or issued. Except under the terms of Praegitzer's employee or director benefit plans or as disclosed in the SEC Reports (defined in Section 2.3(f)), there are no subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments obliging Praegitzer to issue any shares of capital stock. All outstanding shares of capital stock of Praegitzer have been duly authorized and are validly issued, fully paid, and nonassessable. When issued, the shares of Praegitzer Common Stock into which the Trend Common Stock will be converted at the Effective Time will be duly authorized, validly issued, fully paid, and nonassessable. Shares of Praegitzer Common Stock to be issued to the Shareholders on their exercise of stock options granted in the Employment Agreements will be, when issued, duly and validly authorized and issued, and, on payment of the exercise price therefor, fully paid and nonassessable. Praegitzer has authorized and has reserved for issuance on such exercise a number of shares of Praegitzer Common Stock equal to the number of shares covered by the options. No shares of capital stock of Praegitzer have been, and the shares of Praegitzer Common Stock into which the Trend Common Stock will be converted at the Effective Time will not be, issued in violation of any preemptive or similar rights granted to any former or existing shareholder pursuant to law, Praegitzer's Articles or Bylaws, or otherwise.

           (c) Authority; Authorization. Praegitzer has full corporate power and corporate authority to execute and deliver this Agreement, the Registration Rights Agreement, the Employment Agreements and the Noncompetition Agreements described in Section 4.1, and the other documents contemplated by this Agreement (the "Transaction Documents"), to consummate the transactions contemplated by the Transaction Documents, and to carry out its obligations under the Transaction Documents. Prior to the Closing, this Agreement and the other Transaction

Documents will have been duly and validly authorized by the Board of Directors of Praegitzer. Subject to the approval by the Board of Directors of Praegitzer, this Agreement has been duly and validly executed and delivered by Praegitzer and constitutes, and each of the Transaction Documents will, when duly and validly executed and delivered, constitute, the valid and binding obligations of Praegitzer, enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights, and except that the availability of the equitable remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding may be brought.

           (d) Governmental Filings. Other than the filing of Articles of Merger contemplated by Article 1, securities filings, and filings that have been made or obtained or will be made or obtained before the Closing, no declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any governmental or regulatory body or authority is needed for the execution and delivery of this Agreement by Praegitzer or the consummation by Praegitzer of the transactions provided for in this Agreement.

           (e) Non-Contravention. The execution and delivery of the Transaction Documents by Praegitzer and the consummation by Praegitzer of the transactions provided for therein will not (i) conflict with the Articles or Bylaws of Praegitzer, or (ii) result in any violation of or default or loss of a material benefit under, or permit the acceleration of any material obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Praegitzer or its properties that would have a material adverse effect on the business or financial condition of Praegitzer.

           (f) SEC Reports and Financial Statements. Praegitzer has given Trend accurate and complete copies of all registration statements, reports and proxy statements, including amendments thereto, filed with the Securities and Exchange Commission (the "SEC") since February 9, 1996 (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the financial statements of Praegitzer (including any related notes and schedules) contained in the SEC Reports presents fairly the financial condition, results of operations, and cash flows of Praegitzer as of the dates and for the periods indicated therein in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated except as otherwise indicated therein and subject, in the case of unaudited statements, to normal year-end audit adjustments that are not expected to be material in amount or effect. Praegitzer has filed with the SEC all reports and documents required to be filed by it since April 4, 1996.

           (g) Litigation. Except as set forth in the SEC Reports, no litigation, proceeding, or governmental investigation is pending or, to the knowledge of Praegitzer, threatened against or relating to Praegitzer, its officers or directors in their capacities as such, or its properties or businesses other than such litigation, proceeding, or investigation which, if determined adversely against such party, would not have a material adverse effect on the business or financial condition of Praegitzer.

           (h) Compliance With Laws. Praegitzer has at all relevant times conducted its business in compliance with its Articles of Incorporation and Bylaws; Praegitzer is not in violation of any applicable laws or regulations; Praegitzer is subject to no outstanding judgment, order, writ, injunction, or decree; and Praegitzer has not been charged with or threatened with a change of, a violation of any applicable law or regulation except where such violation, judgment, order, writ, injunction, or decree would not have a material adverse effect on its business, assets, or properties.

           (i) No Material Adverse Changes. Since April 4, 1996, there has been no material adverse change in the business, assets, or prospects of Praegitzer that would render the information contained in its registration statement on Form S-1 (Registration No. 333-01228) declared effective by the SEC April 4, 1996 (the "Registration Statement") materially misleading.

           (j) No Changes in Major Stockholders' Ownership. To the best knowledge of Praegitzer, each shareholder disclosed in the Registration Statement as owning beneficially more than five percent of the Praegitzer Common Stock continues to own such shares as of the date of this Agreement.

           (k) Tax-Related Representations and Warranties.

                (i) Praegitzer has no plan or intention to reacquire any of its stock issued in the Merger.

                (ii) Praegitzer has no plan or intention to sell or otherwise dispose of any assets of Trend acquired in the Merger except for dispositions made in the ordinary course of business or transactions described in Section 368(a)(2)(C) of the Code.

                (iii) There is no intercorporate indebtedness existing between Trend and Praegitzer that was issued, acquired, or will be settled at a discount.

            (l) Brokers and Finders. Neither Praegitzer nor any shareholder, officer, director, or employee of Praegitzer has incurred any liability for any brokerage or investment banking fees, commissions, or finder's fees, in connection with the transactions provided for in this Agreement.

            (m) Registration of Option Shares. Praegitzer has filed with the SEC a registration statement on Form S-8 covering the shares of Praegitzer Common Stock covered by the options to be issued to the Shareholders under their Employment Agreements and such registration statement has been declared effective.

           (n) Accuracy of Representations and Warranties. None of the representations or warranties of Praegitzer contained in this Agreement contain or will contain any untrue statement of any material fact or omit or misstate a material fact needed to make the statements contained in this Agreement not misleading.

                                 ARTICLE 3

                                 COVENANTS

      3.1 Mutual Covenants. Praegitzer, Trend, and the Shareholders each covenant and agree as follows:

           (a) Consents and Approvals. Praegitzer and Trend shall cooperate and use their best efforts, between the date of this Agreement and the Effective Time, to obtain all consents, approvals, licenses, or permits that may be required in connection with the Merger.

           (b) Confidentiality. The terms of this Agreement are confidential. Between the date of this Agreement and the Effective Time, neither Praegitzer on one hand, nor Trend or the Shareholders on the other, issue any press releases or otherwise make any public statement, any internal communication except on a "need-to-know basis", any third party communication or statement except to accountants, attorneys and advisors who agree to be similarly bound, or any filings with any federal or state governmental or regulatory agency with respect to the transactions contemplated hereby, without the consent of the other to the contents of such release, statement, or filing and its release (which consent may not be unreasonably withheld), except as required by law.

           (c) Notice. Praegitzer, Trend, and the Shareholders shall each give prompt notice to the others, between the date of this Agreement and the Effective Time, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time and (ii) any material failure of such party or any of its officers, directors, employees, or agents to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it in accordance with this Agreement. Failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

           (d) Tax-Free Reorganization. Praegitzer and Trend shall each report the Merger on their respective federal income tax returns as a tax-free reorganization within the meaning of Section 368(a) of the Code.

           (e) Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party agrees to use all reasonable efforts to carry out the transactions provided for herein and to fulfill the conditions of their respective obligations under this Agreement.

      3.2 Covenants of Trend. Trend covenants and agrees with Praegitzer that, except as specifically provided in this Agreement or unless
Praegitzer agrees otherwise in writing, before the Effective Time:

           (a) Conduct of Business. Trend's business shall be conducted only in, and Trend shall not take any action except in, the ordinary course of business and consistent with its past practice.

           (b) Investigations; Access to Information. Trend agrees, until the earlier of the Effective Time or the termination of this Agreement, to use all reasonable efforts to give Praegitzer's authorized representatives and agents full access to all its premises, books, and records and to cause its officers and its subsidiaries' officers to give Praegitzer such financial and operating data and other information with respect to its business and properties as Praegitzer may from time to time reasonably request. Any such investigations shall (A) be conducted reasonably so as not to interfere with Trend's business operations; (B) shall not affect or change any of the representations and warranties in this Agreement; and (C) shall be subject to the provisions of the Confidentiality Agreement between Trend and Praegitzer dated May ___,1996 (the "Confidentiality Agreement").

            (c) Changes in Capital Stock. Trend shall not directly or indirectly, without the consent of Praegitzer: (i) sell, pledge, dispose of, or encumber any shares of, or securities convertible into or exchangeable for, or any options, warrants, or rights of any kind to acquire any shares of, its capital stock of any class; (ii) amend or propose to amend its Articles of Incorporation or Bylaws; (iii) split, combine, or reclassify any outstanding shares of its capital stock, or declare, set aside, or pay any dividend payable in cash, stock, property, or otherwise with respect to such shares, except for the extraordinary dividend to be paid pursuant to Section 4.3; (iv) redeem, purchase, acquire, or offer to acquire any shares of its capital stock; or (v) enter into any contract, agreement, commitment, or arrangement with respect to any of the matters set forth in this Section 3.2(c).

            (d) Sales of Assets; Acquisitions; Contracts. Trend shall not:
(i) issue, sell, pledge, dispose of, or encumber, or agree to issue, sell, pledge, dispose of, or encumber any of its property or assets except in nonmaterial amounts in the ordinary course of business consistent with past practice; (ii) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof; (iii) incur indebtedness for borrowed money or issue debt securities, except for the quarterly allowances for capital equipment and building purchases shown on Schedule 3.2(d) of the Exceptions Letter or in the ordinary course of business and consistent with past practice; (iv) enter into or modify any indemnification) against contract, lease, agreement, or commitment, except in the ordinary course of business and consistent with past practice, except for the contract for a building purchase, which shall be subject to Praegitzer's consent (which consent shall not be unreasonably withheld);
(v) terminate, modify, assign, waive, release, or relinquish any contract rights or amend any rights or claims not in the ordinary course of business; or (vi) settle or compromise any claim, action, suit, or proceeding pending or threatened against it, or (if it may be liable or obliged to provideany of its directors or officers, before any court, governmental agency, or arbitrator, provided that nothing herein shall require any action that might impair or otherwise affect the obligation of any insurance carrier under any insurance policy maintained by Trend.

            (e) Employee Compensation. Trend shall not grant any bonus, other than the bonus described in Section 4.2, or any increase in the salary or other compensation of its employees (except in the ordinary course of business and consistent with past practice or a currently existing employment agreement) or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee.

            (f) Severance. Trend shall take no action to institute any severance or termination pay practices with respect to any of its directors, officers, or employees or to increase the benefits payable under its severance or termination pay practices except in the ordinary course of business and consistent with past practice.

            (g) Employee Benefits. Trend shall not (except for salary increases for employees who are not executive officers of Trend in the ordinary course of business and consistent with past practice) adopt or amend, except as contemplated hereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan, or arrangement for the benefit or welfare of any directors, officers, or employees.

            (h) Suppliers and Customers. Trend shall use its best efforts to maintain its relationships with its suppliers and customers, and if and as requested by Praegitzer, (i) Trend shall use reasonable efforts to make arrangements for representatives of Praegitzer to meet with Trend's customers and suppliers and (ii) Trend shall schedule, and its officers shall participate in, meetings of representatives of Praegitzer with Trend's suppliers and customers.

            (i) No Solicitation. Until the earlier of September 30, 1996 or the termination of this Agreement, Trend will not, and Trend will cause all of its officers, directors, and employees and any investment banker, attorney, accountant, or other agent retained by it not to, directly or indirectly, encourage, initiate, or solicit any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to, or respond to any inquiries or proposals by, or have any discussions with, any person other than Praegitzer relating to any acquisition, business combination, or purchase of all or a substantial part of Trend's business or assets of or any equity interest in Trend, and Trend will immediately cease any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing. Trend shall notify Praegitzer immediately if any such inquiries or proposals are received, any such information is requested, or any such negotiations or discussions are sought to be initiated or continued with Trend.

      3.3 Covenants of Shareholders. Each Shareholder covenants and agrees with Praegitzer that, except as specifically provided in this Agreement or unless Praegitzer agrees otherwise in writing, before the Effective Time:

            (a) Changes in Capital Stock. Such Shareholder shall not directly or indirectly sell, pledge, dispose of, or encumber any of his shares of Trend Common Stock or enter into any contract, agreement, commitment, or arrangement to do so.

            (b) No Solicitation. Until the earlier of September 30, 1996 or the termination of this Agreement, such Shareholder will not, and will cause any investment banker, attorney, accountant, or other agent retained by him not to, directly or indirectly, encourage, initiate, or solicit any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to, or respond to any inquiries or proposals by, or have any discussions with, any person other than Praegitzer relating to any acquisition, business combination, or purchase of all or a substantial part of Trend's business or assets of or any equity interest in Trend, and such Shareholder will immediately cease any such activities, discussions, or negotiations. The Shareholder shall notify Praegitzer immediately if he receives any such inquiries or proposals, or requests for information or discussions.

            (c) Necessary Actions. Each Shareholder agrees to take all reasonable action within his power needed to cause Trend to perform its covenants under this Agreement.

            (d) Release. Each Shareholder hereby releases and discharges Praegitzer and each of its officers and directors from, and agrees and covenants that he will not commence any litigation or other legal or administrative proceeding against, Praegitzer or its officers or directors, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual or consequential, past, present and future, arising out of or in any way connected with his ownership or alleged ownership of Trend Common Stock or any other relationship with Trend before the Effective Time, other than claims or demands arising out of the transactions contemplated by this Agreement.

            (e) Use of Extraordinary Bonus. Each Shareholder covenants that he will use the funds paid to him as an extraordinary bonus pursuant to
Section 4.2 to repay his outstanding obligations to the Walker Trust promptly on receipt.

      3.4   Covenants of Praegitzer.

            (a) Fairness Hearing. Praegitzer shall promptly apply for a hearing before the Director as described in Section 1.5(d)(i), and will use its best efforts to obtain the approval of the Director of the terms and conditions of the Merger before Closing.

            (b) Continuation of Business. Praegitzer covenants and agrees with each Shareholder that, after the Merger, Praegitzer will continue the historic business of Trend or use a significant portion of Trend's historic business assets in a business, within the meaning of such terms as defined in Treasury Regulation ss.1.368-1(d).

            (c) Material Adverse Changes. Praegitzer will promptly advise Trend and the Shareholders of any material adverse changes in its business or financial condition before Closing.

            (d) No Changes in Capital Stock. Before the Closing, Praegitzer shall not, without the consent of Trend, split, combine, or reclassify any outstanding shares of its capital stock, or declare, set aside, or pay any dividend payable in cash, stock, property, or otherwise with respect to such shares, or enter into any contract, agreement, commitment, or arrangement with respect to any of such matters.

            (e) Issuance of Certificates. After the Effective Time, Praegitzer shall cause the Transfer Agent to issue and deliver stock certificates representing the number of shares of Praegitzer Common Stock to be issued in the Merger, in accordance with the provisions of Article 1.

            (f) Financing. Praegitzer shall provide or arrange financing to or for Trend to permit Trend to make the payments required pursuant to Sections 4.2 and 4.5 hereof.

                                   ARTICLE 4

                              FURTHER AGREEMENTS

      4.1 Employment and Noncompetition Agreements. Before or at the Closing, the Shareholders shall execute Employment Agreements and Noncompetition Agreements with Praegitzer in the forms attached hereto as Exhibits D-1 through D-5 and Exhibit E, respectively.

      4.2 Bonus. Before the close of business on the Closing Date, Trend shall pay a bonus to its employees in a total amount not to exceed $976,000, and in allocations to be determined by the Board of Directors of Trend in its good faith judgment.

      4.3 Dividend. Before the Closing, the Board of Directors of Trend may declare a dividend, out of funds legally available therefor, payable to the Shareholders in proportion to their record ownership of Trend Common Stock immediately before the Closing, of a total amount of up to 50% of the balance of Trend's accumulated adjustment account as of such time, such dividend to be paid to the Shareholders before the close of business on the Closing Date.

      4.4 Walker Payments. At the Closing, Trend shall pay the following amounts to satisfy the obligations of Trend to Sterling E. Walker and the Walker Trust:

            (a) the principal balance plus interest accrued through the Closing Date under the Secured Promissory Note dated March 31, 1996 from Trend to the Walker Trust, which amount will be $1,789,890.91 through August 23, 1996;

            (b) $183,333 due under the Noncompetition Agreement dated as of March 31, 1996 by and between Trend and Sterling E. Walker;

            (c) $240,000 due under the Consulting Agreement dated as of March 31, 1996 by and between Trend and Walker; and

            (d) $235,620 due to Walker from Trend pursuant to the Deferred Compensation Agreement dated March 31, 1996, by and between Trend and Walker.

      4.5 Tax Treatment. Praegitzer and Trend hereby agree that for federal income tax purposes, including without limitation the calculation of Trend's accumulated adjustment account, (a) Trend's existence as an S corporation under the Code shall end on the Closing Date, (b) all tax items for Trend through the close of business on the Closing Date, including without limitation payment of the dividend provided for in Section 4.3, shall be included on Trend's S corporation return for the period ending on the Closing Date, (c) all transactions occurring after the close of business on the Closing Date shall be treated as occurring after the end of Trend's existence as an S corporation and (d) each of Praegitzer and Trend shall so report the Merger on their respective federal income tax returns.

                                   ARTICLE 5

                                  CONDITIONS

      5.1 Conditions to the Obligations of All Parties. The obligations of the parties to effect the Merger are subject to the satisfaction, before the Closing, of each of the following conditions:

            (a) Litigation. There shall not be in effect any judgment, order, decree, or injunction of any court of competent jurisdiction restraining, enjoining, or prohibiting the consummation of the transactions provided for in this Agreement. There shall not be outstanding any claim or action for damages against any party that, if successful, would have a material adverse effect on the business or financial condition of either Trend or Praegitzer, taken as a whole.

            (b) Release of Former Shareholder. The parties shall have secured the release of Sterling E. Walker from liability under his personal guarantees of the obligations of Trend to

Metlife Capital Limited Partnership and to the CIT Group/Equipment Financing, Inc., or such obligations of Trend shall have been repaid in full; or Walker shall have waived his right to obtain such releases.

      5.2 Conditions to Obligations of Trend and the Shareholders. The obligations of Trend and the Shareholders to effect the Merger are subject to the satisfaction, or waiver by them, before the Closing of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Praegitzer in this Agreement shall be true and correct in all material respects (i) at the date of this Agreement and (ii) at the Closing with the same effect as though made on and as of such date, except for changes specifically contemplated by this Agreement.

            (b) Covenants. Praegitzer shall have performed in all material respects all of the covenants, agreements, and obligations contained in this Agreement that are required to be performed or complied with by it before the Closing.

            (c) Nasdaq Listing. The shares of Praegitzer Common Stock issued in the Merger shall have been listed for trading on the Nasdaq National Market System.

            (d) Certificate. The chief executive officer and the chief financial officer of Praegitzer shall have delivered to Trend and the Shareholders as of the Closing a certificate certifying on behalf of Praegitzer that the conditions specified in Sections 5.2(a) and (b) have been satisfied.

            (e) Voting Agreement. Daniel J. Barnett shall have been elected a director of Praegitzer (effective as of the Effective Time), and Robert
L. Praegitzer shall have entered into a Voting Agreement with Daniel J. Barnett, providing for the election of Daniel J. Barnett as a director of Praegitzer, in substantially the form attached hereto as Exhibit F.

            (f) Legal Opinion. Trend and the Shareholders shall have received from Stoel Rives LLP, legal counsel to Praegitzer, an opinion dated as of the Closing, generally covering those matters set forth in Exhibit G to this Agreement, in a form to be negotiated in good faith by the parties hereto.

            (g) Corporate Proceedings. All corporate proceedings of Praegitzer in connection with the Merger and all documents incident thereto shall be reasonably satisfactory in form and substance to Trend and its counsel, and they shall have received all certified or other copies or counterpart originals of such documents as they may reasonably request.

            (h) Employment Agreements. Praegitzer shall have executed an Employment Agreement and Noncompetition Agreement with each Shareholder in the forms of Exhibits D-1 through D-5 and Exhibits E-1 through E-5, respectively, to this Agreement, and such persons shall have been appointed to the corporate offices, if any, as set forth in such Employment Agreements (effective as of the Effective Time).

      5.3 Conditions to Obligations of Praegitzer. The obligation of Praegitzer to effect the Merger is subject to the satisfaction, or waiver by Praegitzer, before the Closing, of each of the following conditions:

            (a) Due Diligence. Praegitzer shall have completed a due diligence investigation of Trend the results of which are satisfactory to Praegitzer, provided that this condition shall be waived if not asserted by August 26, 1996.

            (b) Representations and Warranties. The representations and warranties of Trend and the Shareholders in this Agreement shall be true and correct in all material respects (i) at the date of this Agreement and
(ii) at the Closing, with the same effect as though made on and as of such date, except for changes specifically contemplated by this Agreement.

            (c) Covenants. Trend and the Shareholders shall have performed in all material respects all of the covenants, agreements, and obligations contained in this Agreement that are required to be performed or complied with by any of them before the Closing.

            (d) No Material Adverse Change. Since June 30, 1996, there shall have been no material adverse change, or discovery of a condition or occurrence of an event that reasonably can be expected to result in a material adverse change, in the business, properties, financial condition, or results of operations of Trend.

            (e) Termination of Options. The holders of any and all outstanding options to acquire shares of the capital stock of Trend shall have signed an acknowledgment, in form reasonably satisfactory to Praegitzer, that all such options will terminate on or before the Effective Time.

            (f) Certificate. The president and the chief financial officer of Trend shall have delivered to Praegitzer as of the Closing a certificate certifying on behalf of Trend that the conditions specified in Sections 5.3(b), (c), and(d) above have been satisfied.

            (g) Legal Opinion. Praegitzer shall have received from legal counsel to Trend an opinion dated as of the Closing, generally covering those matters set forth in Exhibit H to this Agreement, in a form to be negotiated in good faith by the parties hereto.

            (h) Corporate Proceedings. All corporate proceedings of Trend in connection with the Merger and all documents incident thereto shall be reasonably satisfactory in form and substance to Praegitzer and its counsel, and they shall have received all certified or other copies or counterpart originals of such documents as they may reasonably request.

            (i) Non-Disclosure Agreements. Trend shall have given
Praegitzer copies of all existing non-disclosure agreements between Trend and its employees or have obtained from its employees similar agreements in the current form.

            (j) Release by Former Shareholder. Sterling E. Walker shall have released Trend and Praegitzer from liability under his Promissory Note, Noncompetition Agreement, Deferred Compensation Agreement, and Consulting Agreement with Trend dated as of March 31, 1996.

            (k) Employment Agreements and Noncompetition Agreements. The Shareholders shall have executed the Employment Agreements and Noncompetition Agreements with Praegitzer in the forms of Exhibits D-1 through D-5 and Exhibits E-1 through E-5, respectively, to this Agreement.

            (l) Consent of Landlord. Trend shall have obtained any consent required of the landlord with respect to the lease of its facility on Old Warm Springs Blvd. in Fremont, California in connection with the transactions contemplated by this Agreement and have provided to Praegitzer evidence satisfactory to Praegitzer of such consent.

                                   ARTICLE 6

                         SURVIVAL AND INDEMNIFICATION

      6.1 Survival. The agreement in Section 1.10 (Subsequent Actions) shall survive the consummation of the Merger. The confidentiality agreement in Section 3.1(b) shall survive the termination of this Agreement. The representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The representation and warranties herein shall be extinguished and be of no further force or effect after (i) three years from the Closing Date, if in Sections 2.1(q) and 2.1(m); and (ii) two years from the Closing Date, for all other representations and warranties, except in any case with respect to any claim for which a Claim Notice (as defined in Section 6.4) is delivered pursuant to Section 6.5(a) on or before such date.
No Claim Notice shall be effective if delivered after such date.

      6.2   Indemnification.

            (a) By the Shareholders Collectively. From and after the Closing Date and subject to the limitations of this Article 6, the Shareholders severally and not jointly shall indemnify and hold Praegitzer and its officers and directors (collectively, the "Praegitzer Indemnified Parties") harmless from, for, and against any losses, costs, expenses, damages, and liabilities, including reasonable attorneys' fees (collectively, "Damages"), incurred by a Praegitzer Indemnified Party by reason of or arising out of any inaccuracy in any representation or warranty or the breach of any covenant or agreement of Trend made in this Agreement.

            (b) By Each Shareholder. From and after the Closing Date and subject to the limitations of this Article 6, each Shareholder shall indemnify and hold the Praegitzer Indemnified Parties harmless from, for, and against any Damages incurred by a Praegitzer Indemnified Party by reason of or arising out of any inaccuracy in any representation or warranty or the breach of any covenant or agreement made by such Shareholder in this Agreement.

            (c) By Praegitzer. From and after the Closing Date and subject to the limitations of this Article 6, Praegitzer will indemnify and hold the Shareholders harmless from, for, and against any Damages incurred by any of them by reason of or arising out of any inaccuracy in any representation or warranty, the breach of any covenant of Praegitzer made in this Agreement, or the failure of Praegitzer to obtain the release of such Shareholders from their guarantees of Trend's obligations as provided in Section 1.8.

      6.3 Limitations. The liability of Praegitzer and the Shareholders for the breach of representations, warranties, and covenants is subject to the following limitation:

            (a) Threshold. Neither Praegitzer nor the Shareholders shall have any indemnity obligation under Section 6.2 until the Damages of the Praegitzer Indemnified Parties or Shareholders, as the case may be, exceed $100,000 in the aggregate, from all matters as to which such party would be entitled to indemnification pursuant to this Article 6, at which point the indemnity obligation of such party shall cover all Damages from the first dollar.

            (b) Dollar Limit. The maximum indemnity obligation of each Shareholder under Section 6.2 shall be limited to an amount equal to the sum of (i) the amount obtained by multiplying the number of shares of Praegitzer Common Stock into which such Shareholder's Trend Common Stock is converted at the Effective Time by $10.00 per share, and (ii) the cash consideration paid to such Shareholder pursuant to Section 1.7. The maximum indemnity obligation of Praegitzer under Section 6.2 shall be limited to $10,000,000.

      6.4 Claim Procedure for Indemnification. The obligations and liabilities of Praegitzer and the Shareholders in connection with claims for indemnification under Section 6.2 shall be subject to the following terms and conditions:

            (a) Notice. If a Praegitzer Indemnified Party or a Shareholder seeking indemnification (an "Indemnified Party") determines that there are facts or circumstances that render an indemnifying party liable for indemnification under Section 6.2, the Indemnified Party shall promptly give written notice of its claim to the indemnifying party or parties, provided, however, that the failure to give prompt notice of a claim for indemnification shall not limit the indemnification obligations of the indemnifying party hereunder except to the extent that the delay either exceeds the time limits in Section 6.1 or materially adversely affects the ability of the indemnifying party to mitigate Damages or to defend against a claim asserted by a third party against the Indemnified Party (a "Third Party Claim"). The notice ("Claim Notice") shall set forth in reasonable detail the basis for the claim, the nature of the Damages and the amount thereof, to the extent known.

            (b) Response to Third Party Claim. If the Claim Notice states that a Third Party Claim has been asserted against the Indemnified Party, the indemnifying party shall have 30 days (or 10 days in the case of a Third Party Claim with respect to which a complaint has been filed unless an extension is obtained in the time to respond to the complaint, which extension the Indemnified Party shall use reasonable efforts to obtain) after receipt by such indemnifying party of the Claim Notice to notify the Indemnified Party in writing whether the indemnifying party elects to (i) participate in, through counsel of such indemnifying party's choice, but without controlling, the defense of the Third Party Claim, including settlement discussions or (ii) to assume the defense of the Third Party Claim as provided in Section 6.4(c).

            (c) Defense and Settlement. The indemnifying party may elect to assume the defense of the Third Party Claim by giving notice to the Indemnified Party within the time period specified in Section 6.4(b) unless
(i) such claim seeks an order, injunction, or other equitable relief against the Indemnified Party (and either (a) the third party seeks a temporary restraining order or preliminary injunction, or (b) the Indemnified Party reasonably determines that the relief sought would be materially adverse to the Indemnified Party), or (ii) the Indemnified Party has reasonably concluded that there is a conflict of interest between the Indemnified Party and the indemnifying person in the conduct of the defense of such claim. If the indemnifying party assumes the defense of the Third Party Claim, it shall undertake, conduct, and control the settlement or defense of the Third Party Claim diligently, through counsel chosen by the indemnifying party and approved by the Indemnified Party, and shall use all reasonable efforts in good faith to resolve the Third Party Claim expeditiously and at the least possible cost under the circumstances, provided, however, that the indemnifying party shall have no obligation to undertake any separate obligation or duty in settlement of such claim. The Indemnified Party shall cooperate with the indemnifying party in connection therewith and make available to the indemnifying party all relevant information reasonably available to the Indemnified Party that is material to the defense of the Third Party Claim. The Indemnified Party may participate in the defense of the Third Party Claim through counsel of the Indemnified Party's choice. If the indemnifying party does not elect to assume the defense of the Third Party Claim within the time period specified in Section 6.5(b), the Indemnified Party shall undertake, conduct, and control the settlement or defense of the Third Party Claim diligently, through counsel chosen by the Indemnified Party, and shall use all reasonable efforts in good faith to resolve the Third Party Claim expeditiously and at the least possible cost under the circumstances, provided, however, that the Indemnified Party shall have no obligation to undertake the separate obligation or duty in settlement of such claim, or to undertake any action that would materially adversely affect the future conduct of its business. The indemnifying party shall cooperate with the Indemnified Party in connection therewith and make available to the Indemnified Party all relevant information reasonably available to the indemnifying party that is material to the defense of the Third Party Claim. The indemnifying party shall not, without the prior written consent of the Indemnified Party, settle or compromise, or consent to the entry of any judgment in, any such claim or any pending or threatened claim or action in respect of which indemnification may be sought under this Section 6, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim or action.

            (d) Shareholders' Agent. Daniel J. Barnett is appointed the representative of the Shareholders as their exclusive agent and attorney-in-fact (the "Shareholders' Agent") to act on behalf of each of them under this Article 6 after the Closing with respect to all matters that are the subject of this Article 6 including, without limitation, (i) receiving or giving all notices, instructions, communications, consents, or agreements that may be necessary, required, or given under this Article 6 and (ii) asserting, settling, compromising, or defending, or determining not to assert, settle, compromise, or defend, any claims that a Praegitzer Indemnified Party may assert, or have the right to assert, against any Shareholder, if such actions are approved by a majority in interest of the Shareholders, provided, however, that Praegitzer shall have the right to rely on the signature of the Shareholders' Agent as conclusive evidence that such approval has been given. Barnett may resign as Shareholders' Agent on the appointment of a new Shareholders' Agent by the written consent of a majority of the Shareholders. A person who is acting as Shareholders' Agent shall cease being the Shareholders' Agent on such person's death or disability and, in such event, the Shareholders shall appoint a substitute Shareholders' Agent. Each Shareholder acknowledges and agrees that Praegitzer and Trend may deal exclusively with the Shareholders' Agent in respect of the above-referenced matters and that the enforceability of this Section 6.4(d) is a material inducement to Praegitzer entering into this Agreement, and further agrees that he will bring no claim or action of any sort against the Shareholder's Agent for actions taken or omissions to act in his capacity as such, if such acts or omissions were not the result of gross negligence or willful misconduct.

                                   ARTICLE 7

                                  TERMINATION

      7.1 Termination. This Agreement may be terminated and the Merger abandoned at any time before the Effective Time:

            (a) Mutual Consent. By mutual consent of Praegitzer and Trend, by action of their respective Boards of Directors; or

            (b) Praegitzer. By Praegitzer if (i) the conditions set forth in Sections 5.1 and 5.3 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Trend and the Shareholders on or before September 30, 1996; or (ii) the Board of Directors of Trend shall not have approved this Agreement and the Merger on or before August 26, 1996; or

            (c) Trend and Shareholders. By Trend or the Shareholders if (i) the conditions set forth in Sections 5.1 and 5.2 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Praegitzer on or before September 30, 1996; or (ii) the Board of Directors of Praegitzer shall not have approved this Agreement and the Merger on or before August 26, 1996; or


            (d) Praegitzer or Trend. By either Praegitzer or Trend, if the Merger has not been effected on or before the close of business on September 30, 1996 (unless such event has been caused by the breach of this Agreement by the party seeking such termination).

                                   ARTICLE 8

                                    GENERAL

      8.1 Payment of Expenses. Each of Praegitzer and Trend shall pay all its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. If the transactions contemplated by this Agreement are consummated, at or after the Closing the fees and expenses for outside legal, accounting, and financial advice (including advice through September 30, 1996 with respect to the preparation of tax returns) to Trend and the Shareholders incurred in connection with the transactions provided for in this Agreement shall be payable by (a) Praegitzer, in an amount not to exceed $200,000, and (b) the Shareholders, in any amounts over a total of $200,000.

      8.2 Definition of Knowledge. Any representation or warranty qualified by the word "knows," "known," or "knowledge" is deemed to include an additional statement that the party made the representation or warranty after reasonable inquiry.

      8.3 Benefit and Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other parties.

      8.4 Amendment, Waiver, etc. The terms of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

      8.5 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

      8.6 Jurisdiction; Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Oregon (except for the choice of law provisions thereof), and the courts of Multnomah County, Oregon shall have non-exclusive jurisdiction over any action brought in connection with it.

      8.7 Arbitration. If any controversy or dispute shall arise between the parties hereto in connection with, arising from, or in respect to this Agreement, any provision hereof, or any provision of any instrument, document, agreement, certification or other writing delivered pursuant hereto, or with respect to the validity of this Agreement or any such document, agreement, certification or other writing, and if such controversy or dispute shall not be resolved within thirty (30) days after the same shall arise, then any party may submit such dispute or controversy for arbitration. If such dispute or controversy is submitted to arbitration by Trend or one or more of the Shareholders then it shall be arbitrated in Portland, Oregon in accordance with the commercial arbitration rules of the Portland, Oregon office of the American Arbitration Association then in effect; if such dispute or controversy is submitted to arbitration by Praegitzer then it shall be arbitrated in San Jose, California in accordance with the commercial arbitration rules of the San Jose, California office of the American Arbitration Association then in effect. The parties to this Agreement acknowledge that the transactions contemplated by this Agreement involve interstate commerce and that any arbitration proceeding pursuant to this Agreement shall be governed by the Federal Arbitration Act. Any such dispute or controversy shall be determined by one (1) arbitrator, who shall be a lawyer. Such arbitrator may award any relief which such arbitrator shall deem proper in the circumstances, without regard to the relief which would otherwise be available to either party hereto in a court of law or equity, including, without limitation, an award of money damages (including interest on unpaid amounts, calculated from the due date of any such amount, at a rate per annum determined by said arbitrator), specific performance and injunctive relief. The award and findings of such arbitrator shall be conclusive and binding upon the parties thereto, and judgment upon such award may be entered in any court of competent jurisdiction. Any party against whom an arbitrator's award shall be issued shall not, in any manner, oppose or defend against any suit to confirm such award, or any enforcement proceedings brought against such party, whether within or outside of the United States of America, with respect to any judgment entered upon the award, and such party hereby consents to the entry of a judgment against such party, in the full amount thereof, or other relief granted therein, in any jurisdiction in which such enforcement is sought. The party against whom the arbitrator's award is issued shall pay the fees of the arbitrator. If any term or other provision of this Section 8.7 is held invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Section 8.7 shall nevertheless remain in full force and effect and binding upon the parties hereto.

      8.8 Notices. Any notice, demand or request required or permitted to be given under this Agreement (a) shall be in writing; (b) shall be delivered personally, including by means of facsimile or courier, or mailed by registered or certified mail, postage prepaid and return receipt requested; (c) shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and (d) shall be delivered or mailed to the addresses or facsimile numbers set forth below or to such other address as any party may from time to time direct:


            PRAEGITZER:       Praegitzer Industries, Inc.
                              1270 S.E. Monmouth Cut-Off Road
                              Dallas, OR  97338-9532
                              Phone:  503-623-9273
                              Fax:  503-623-3403
                              Attn: Mr. Robert L. Praegitzer
                                    President, Chief Executive Officer,
                                      and Chairman

            Copies to:        Stoel Rives LLP
                              Standard Insurance Center
                              900 S.W. Fifth Avenue, Suite 2300
                              Portland, OR  97204-1268
                              Phone:  503-224-3380
                              Fax:  503-220-2480
                              Attn: Stephen E. Babson

            TREND:            Trend Circuits, Inc.
                              44358 Old Warm Springs Boulevard
                              Fremont, CA  94538-6148
                              Phone: 510-651-1150
                              Fax:  510-651-5763
                              Attn: Daniel J. Barnett, President

            Copies to:        Gray Cary Ware & Freidenrich
                              400 Hamilton Ave.
                              Palo Alto, CA 94301
                              Attn: Douglas J. Rein

            SHAREHOLDERS:     Michael E. Gunion
                              378 Avenida Abetos
                              San Jose, CA  95123

                              Robert J. Versiackas
                              112 Rassani Drive
                              Danville, CA  94506

                              Scott R. Steward
                              49 Brightwood Cr.
                              Danville, CA  94506

                              Daniel J. Barnett
                              20677 Rome Drive
                              San Jose, CA  95120

                              William Lewis
                              137 Centre Street
                              Dover, MA 02030

      8.9 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement, or otherwise with respect to the subject matter of this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the court and, if any appeal is taken, reasonable attorneys' fees as fixed by the appellate court.


      8.10 Entire Agreement. This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements, and understandings relating to matters provided for herein, other than the Confidentiality Agreement.

      8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                   PRAEGITZER INDUSTRIES, INC.


                                   By MATTHEW J. BERGERON
                                      -------------------------------------
                                      Matthew J. Bergeron, Senior Vice
                                      President and Chief Financial Officer


                                   TREND CIRCUITS, INC.


                                   By DANIEL J. BARNETT
                                      -------------------------------------
                                      Daniel J. Barnett, President

                                        The undersigned spouse of each
                                        Shareholder has read and understood
                                        the foregoing Agreement and
                                        consents to the Merger, on behalf
                                        of the Shareholder's marital
                                        community:


- ----------------------------------      ---------------------------------------
Michael E. Gunion, individually         Raquel D. Gunion
and on behalf of his marital
community


- ----------------------------------      ---------------------------------------
Robert J. Versiackas, individually      Triscille I. Versiackas
and on behalf of his marital
community


- ----------------------------------      ---------------------------------------
Scott R. Steward, individually          N/A


- ----------------------------------      ---------------------------------------
Daniel J. Barnett, individually         Laurie M. Barnett
and on behalf of his marital
community


- ----------------------------------      ---------------------------------------
William Lewis, individually and         Patricia Ann Lewis
on behalf of his marital community

                                  EXHIBITS

Exhibit A         Plan of Merger
Exhibit B         [None]
Exhibit C         Form of Registration Rights Agreement
Exhibits D-1-D-5  Forms of Employment Agreements
Exhibits E-1-E-5  Forms of Noncompetition Agreements
Exhibit F         Form of Voting Agreement
Exhibit G         Form of Opinion of Stoel Rives LLP
Exhibit H         Form of Opinion of Gray Cary Ware Freidenrich

                             TABLE OF CONTENTS

                                                                        Page

RECITALS...................................................................1

AGREEMENT..................................................................1

ARTICLE 1   THE MERGER.....................................................1
      1.1   General........................................................1
      1.2   Effective Time.................................................1
      1.3   Effect of Merger...............................................2
      1.4   Conversion of Shares...........................................2
            (a)   Trend....................................................2
            (b)   Praegitzer...............................................2
            (c)   No Fractional Shares.....................................2
            (d)   Transferability of Praegitzer Common Stock...............2
      1.5   Certificates...................................................2
      1.6   Payment........................................................3
      1.7   Assumption of Shareholder Liabilities..........................3
      1.8   Closing........................................................3
      1.9   Subsequent Actions.............................................3

ARTICLE 2   REPRESENTATIONS AND WARRANTIES.................................4
      2.1   Representations and Warranties of Trend........................4
            (a)   Organization and Status..................................4
            (b)   Capitalization...........................................4
            (c)   No Subsidiaries..........................................5
            (d)   Authority; Authorization.................................5
            (e)   Non-Contravention........................................5
            (f)   Financial Statements.....................................5
            (g)   Accounts Receivable......................................6
            (h)   Inventories..............................................6
            (i)   [INTENTIONALLY LEFT BLANK.]..............................6
            (j)   Absence of Undisclosed Liabilities.......................6
            (k)   Litigation...............................................6
            (l)   Absence of Changes.......................................7
            (m)   Taxes....................................................8
            (n)   Compliance With Laws....................................11
            (o)   Property................................................11
            (p)   Intellectual Property...................................11

            (q)   Environmental Matters...................................12
            (r)   Labor Matters...........................................13
            (s)   Employee Benefit Matters................................13
            (t)   Other Employee Matters..................................16
            (u)   Contracts and Commitments; Absence of Defaults;
                  Violation of Agreements.................................16
            (v)   Insurance...............................................17
            (w)   Consents and Approvals..................................17
            (x)   Brokers and Finders.....................................17
            (y)   Restrictive Covenants...................................17
            (z)   Records.................................................17
            (aa)  Certain Interests.......................................18
            (bb)  Certain Payments........................................18
            (cc)  Customers and Suppliers.................................18
            (dd)  Accuracy of Representations and Warranties..............19
      2.2   Representations and Warranties of Shareholders................19
            (a)   Capacity................................................19
            (b)   Authorization...........................................19
            (c)   Title to Shares.........................................19
            (d)   Confidential Information................................20
            (e)   Certain Interests.......................................20
            (f)   Certain Payments........................................20
            (g)   Brokers and Finders.....................................20
            (h)   Accuracy of Representations and Warranties..............20
      2.3   Representations and Warranties of Praegitzer..................20
            (a)   Organization and Status.................................21
            (b)   Capitalization..........................................21
            (c)   Authority; Authorization................................21
            (d)   Governmental Filings....................................22
            (e)   Non-Contravention.......................................22
            (f)   SEC Reports and Financial Statements....................22
            (g)   Litigation..............................................22
            (h)   Compliance With Laws....................................23
            (i)   No Material Adverse Changes.............................23
            (j)   No Changes in Major Stockholders' Ownership.............23
            (k)   Tax-Related Representations and Warranties..............23
            (l)   Brokers and Finders.....................................23
            (m)   Registration of Option Shares...........................23
            (n)   Accuracy of Representations and Warranties..............23

ARTICLE 3   COVENANTS.....................................................24

      3.1   Mutual Covenants..............................................24
            (a)   Consents and Approvals..................................24
            (b)   Confidentiality.........................................24
            (c)   Notice..................................................24
            (d)   Tax-Free Reorganization.................................24
            (e)   Reasonable Efforts; Further Assurances..................24
      3.2   Covenants of Trend............................................25
            (a)   Conduct of Business.....................................25
            (b)   Investigations; Access to Information...................25
            (c)   Changes in Capital Stock................................25
            (d)   Sales of Assets; Acquisitions; Contracts................25
            (e)   Employee Compensation...................................26
            (f)   Severance...............................................26
            (g)   Employee Benefits.......................................26
            (h)   Suppliers and Customers.................................26
            (i)   No Solicitation.........................................26
      3.3   Covenants of Shareholders.....................................27
            (a)   Changes in Capital Stock................................27
            (b)   No Solicitation.........................................27
            (c)   Necessary Actions.......................................27
            (d)   Release.................................................27
            (e)   Use of Extraordinary Bonus..............................27
      3.4   Covenants of Praegitzer.......................................27
            (a)   Fairness Hearing........................................27
            (b)   Continuation of Business................................27
            (c)   Material Adverse Changes................................28
            (d)   No Changes in Capital Stock.............................28
            (e)   Issuance of Certificates................................28
            (f)   Financing...............................................28

ARTICLE 4   FURTHER AGREEMENTS............................................28
      4.1   Employment and Noncompetition Agreements......................28
      4.2   Bonus.........................................................28
      4.3   Dividend......................................................28
      4.4   Walker Payments...............................................28
      4.5   Tax Treatment.................................................29

ARTICLE 5   CONDITIONS....................................................29
      5.1   Conditions to the Obligations of All Parties..................29
            (a)   Litigation..............................................29
            (b)   Release of Former Shareholder...........................29

      5.2   Conditions to Obligations of Trend and the Shareholders.......30
            (a)   Representations and Warranties..........................30
            (b)   Covenants...............................................30
            (c)   Nasdaq Listing..........................................30
            (d)   Certificate.............................................30
            (e)   Voting Agreement........................................30
            (f)   Legal Opinion...........................................30
            (g)   Corporate Proceedings...................................30
            (h)   Employment Agreements...................................30
      5.3   Conditions to Obligations of Praegitzer.......................31
            (a)   Due Diligence...........................................31
            (b)   Representations and Warranties..........................31
            (c)   Covenants...............................................31
            (d)   No Material Adverse Change..............................31
            (e)   Termination of Options..................................31
            (f)   Certificate.............................................31
            (g)   Legal Opinion...........................................31
            (h)   Corporate Proceedings...................................31
            (i)   Non-Disclosure Agreements...............................31
            (j)   Release by Former Shareholder...........................32
            (k)   Employment Agreements and Noncompetition Agreements.....32
            (l)   Consent of Landlord.....................................32

ARTICLE 6   SURVIVAL AND INDEMNIFICATION..................................32
      6.1   Survival......................................................32
      6.2   Indemnification...............................................32
            (a)   By the Shareholders Collectively........................32
            (b)   By Each Shareholder.....................................32
            (c)   By Praegitzer...........................................33
      6.3   Limitations...................................................33
            (a)   Threshold...............................................33
            (b)   Dollar Limit............................................33
      6.4   Claim Procedure for Indemnification...........................33
            (a)   Notice..................................................33
            (b)   Response to Third Party Claim...........................33
            (c)   Defense and Settlement..................................34
            (d)   Shareholders' Agent.....................................35

ARTICLE 7   TERMINATION...................................................35
      7.1   Termination...................................................35
            (a)   Mutual Consent..........................................35

            (b)   Praegitzer..............................................35
            (c)   Trend and Shareholders..................................35
            (d)   Praegitzer or Trend.....................................36

ARTICLE 8   GENERAL.......................................................36
      8.1   Payment of Expenses...........................................36
      8.2   Definition of Knowledge.......................................36
      8.3   Benefit and Assignment........................................36
      8.4   Amendment, Waiver, etc........................................36
      8.5   Headings......................................................36
      8.6   Jurisdiction; Governing Law...................................36
      8.7   Arbitration...................................................37
      8.8   Notices.......................................................37
      8.9   Attorneys' Fees...............................................39
      8.10  Entire Agreement..............................................39
      8.11  Counterparts..................................................39